Exhibit 99.1
[West Marine Logo]

WEST MARINE REPORTS IMPROVED FIRST QUARTER 2010 OPERATING RESULTS

WATSONVILLE, CA, April 29, 2010 - West Marine, Inc. (Nasdaq: WMAR) today released unaudited operating results for the first quarter of 2010.

First quarter highlights:

▪	Pre-tax operating results improved by $6.5 million compared to the same period last year. This is West Marine’s sixth consecutive quarterly year-over-year improvement in pre-tax operating results.
▪	Net revenues were $109.6 million, an 8.6% increase from last year. Comparable store sales increased by 8.4%.
▪	Gross margin rate improved by 1.7%.
▪	Selling, general and administrative (“SG&A”) expense decreased by $2.4 million, or 6.4%, compared to last year.
▪	Net outstanding borrowings as of the end of the first quarter declined by $36.7 million, or 48.4%, from the end of the first quarter last year.
▪	Unused credit availability was over $113 million at quarter-end.

Pre-tax loss for the 13 weeks ended April 3, 2010 was $8.9 million, a $6.5 million improvement over a pre-tax loss of $15.4 million last year.  Net loss was $(0.40) per share, as compared to a $(0.71) net loss per share last year.

Geoff Eisenberg, Chief Executive Officer of West Marine, commented, “We are pleased to report these considerably improved results for the first quarter of 2010.  While we have always reported a loss in the first quarter due to seasonality in our business, we once again showed strong year-over-year operating performance.  In fact, Q1 of 2010 was the sixth consecutive quarter in which we delivered improved operating results versus the corresponding quarter the prior year.”

“As we mentioned previously, we believe our sales growth was driven by a number of factors, both external and internal.  These factors included a recovery in demand for our bigger-ticket items, such as boats, motors and electronics, and strong pre-season purchases of maintenance-related products, which gives an early indication of boat usage in the key late spring and summer months.  We believe we are benefitting from changes in the competitive landscape, and we also got a boost from favorable weather conditions in the Northeast.  With all of these changes, our strategic decision to bring core goods in earlier in the season and in greater quantity has served us well.”

“The impact of this robust sales growth is combining with our ongoing efforts to control expenses, allowing us to deliver a significant bottom-line impact.  We continue to focus on supply chain, and have been able to maintain in-stock levels even with the increase in Customer demand.  I want to express my sincere thanks to the West Marine team for their impressive performance.”

Net revenues for the 13 weeks ended April 3, 2010 were $109.6 million, compared to net revenues of $101.0 million for the 13 weeks ended April 4, 2009. Comparable store sales increased 8.4% versus the same period a year ago.

Gross profit for the 13 weeks ended April 3, 2010 was $25.6 million, an increase of $3.7 million compared to 2009. As a percentage of net revenues, gross profit increased by 1.7% to 23.4% compared to gross profit of 21.7% last year. The increase in gross profit as a percentage of revenues primarily resulted from lower occupancy expenses, which leveraged on the higher sales, improved inventory shrinkage results and slightly higher product margins.

SG&A expense for the quarter was $34.5 million, a decrease of $2.4 million, or 6.4%, compared to $36.9 million for the same period last year. As a percentage of revenues, SG&A decreased by 5.0% to 31.5%.  The expense savings included a reduction in benefits expense and a favorable foreign currency impact realized this year versus last year.

Income taxes for the quarter were a provision of $0.1 million compared to $0.4 million for last year.  Both years reflect the impact of a full valuation allowance against our net deferred tax assets.

Inventory levels at the end of the quarter decreased by $14.9 million, or 5.8%, reflecting a 4.8% decrease on a per-square-footage basis.  Additionally, in-stock rates have been maintained at our internal target levels.

At the end of the quarter, short-term debt was $39.1 million.  Total debt decreased by $36.7 million, or 48.4%, from this time last year.

WEBCAST AND CONFERENCE CALL

As previously announced, West Marine will hold a conference call and webcast on Thursday, April 29, 2010 at 10:00 AM Pacific time to discuss first quarter 2010 results. The live call will be webcast and available in real time on the Internet at www.westmarine.com in the "Investor Relations" section. The earnings release will also be posted on the Internet at www.westmarine.com in the "Press Releases" section on the Investor Relations page. Please allow extra time prior to the call to visit the site and download the streaming media software required to listen to the Internet broadcast.

Interested parties can also connect to the conference call by dialing (800) 341-6235 in the United States and Canada and (706) 634-1041 for international calls. Please be prepared to give the conference ID number 71006463. The call leader is Geoff Eisenberg, West Marine's President and Chief Executive Officer.

An audio replay of the call will be available April 29, 2010 at 12:30 AM Pacific time through May 6, 2010 at 8:59 PM Pacific Time. The replay number is (800) 642-1687 in the United States and Canada and (706) 645-9291 for international calls. The access code is 71006463.

ABOUT WEST MARINE

West Marine, the largest specialty retailer of boating supplies and accessories, has 334 company-operated stores located in 38 states, Puerto Rico and Canada, and two franchised stores located in Turkey.  Our call center and Internet channels offer customers over 50,000 products and the convenience of exchanging catalog and Internet purchases at our store locations. Our Port Supply division is one of the largest wholesale distributors of marine equipment serving boat manufacturers, marine services, commercial vessel operators and government agencies.  For more information on West Marine's products and store locations, or to start shopping, visit westmarine.com or call 1-800-BOATING (1-800-262-8464).

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This press release includes “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, including statements concerning statements that are predictive or express expectations that depend on future events or conditions that involve risks and uncertainties. These forward-looking statements include, among other things, expectations relating to our ability to control expenses and manage our supply chain to improve financial performance, as well as facts and assumptions underlying these expectations.  Actual results may differ materially from the preliminary expectations expressed or implied in these forward-looking statements due to various risks, uncertainties or other factors, including those set forth in West Marine’s annual report on Form 10-K for the fiscal year ended January 2, 2010.  Except as required by applicable law, West Marine assumes no responsibility to update any forward-looking statements as a result of new information, future events or otherwise.

Contact:  West Marine, Inc.
Tom Moran, Senior Vice President and Chief Financial Officer
(831) 761-4229

West Marine, Inc.
Condensed Consolidated Balance Sheets
(Unaudited and in thousands, except share data)

	April 3, 2010	April 4, 2009
ASSETS
Current assets:
Cash	$8,246	$12,259
Trade receivables, net	7,525	6,679
Merchandise inventories	242,809	257,677
Deferred income taxes	1,299	-
Other current assets	23,514	15,977
Total current assets	283,393	292,592

Property and equipment, net	55,051	59,013
Intangibles, net	106	144
Other assets	2,454	2,316
TOTAL ASSETS	$341,004	$354,065

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$51,768	$50,707
Accrued expenses and other	41,198	44,150
Current portion of long-term debt	39,065	-
Total current liabilities	132,031	94,857

Long-term debt	-	75,751
Deferred rent and other	12,807	8,956
Total liabilities	144,838	179,564

Stockholders' equity:
Preferred stock, $.001 par value: 1,000,000 shares authorized; no shares outstanding	-	-
Common stock, $.001 par value: 50,000,000 shares authorized; 22,441,130 shares issued and 22,410,240 shares outstanding at April 3, 2010, and 22,153,349 shares issued and 22,125,777 shares outstanding at April 4, 2009.	22	22
Treasury stock	(385)	(366)
Additional paid-in capital	178,487	174,597
Accumulated other comprehensive income (loss)	(729)	648
Retained earnings	18,771	(400)
Total stockholders' equity	196,166	174,501
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$341,004	$354,065

West Marine, Inc.
Condensed Consolidated Statements of Operations
(Unaudited and in thousands, except per share data)

	13 Weeks Ended
	April 3, 2010		April 4, 2009
Net revenues	$109,559	100.0%	$100,965	100.0%
Cost of goods sold	83,972	76.6%	79,054	78.3%
Gross profit	25,587	23.4%	21,911	21.7%
Selling, general and administrative expense	34,510	31.5%	36,884	36.5%
Store closures and other restructuring costs	(108)	-0.1%	77	0.1%
Loss from operations	(8,815)	-8.0%	(15,050)	-14.9%
Interest expense	105	0.1%	331	0.3%
Loss before taxes	(8,920)	-8.1%	(15,381)	-15.2%
Income taxes	62	0.1%	397	0.4%
Net loss	$(8,982)	-8.2%	$(15,778)	-15.6%

Net loss per common and common equivalent share:
Basic and diluted	$(0.40)		$(0.71)

Weighted average common and common equivalent shares outstanding:
Basic and diluted	22,359		22,117

West Marine, Inc.
Condensed Consolidated Statements of Cash Flows
(Unaudited and in thousands)

	13 Weeks Ended
	April 3, 2010	April 4, 2009

OPERATING ACTIVITIES:
Net loss	$(8,982)	$(15,778)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	3,964	4,025
Share-based compensation	603	554
Excess tax deficiency from share-based compensation	(35)	-
Provision for doubtful accounts	50	169
Lower of cost or market inventory adjustments	1,133	1,384
Loss (gain) on asset disposals	(2)	40
Changes in assets and liabilities:
Trade receivables	(2,009)	(1,024)
Merchandise inventories	(47,310)	(36,460)
Other current assets	(3,709)	392
Other assets	(459)	258
Accounts payable	18,867	23,768
Accrued expenses and other	(2,171)	1,894
Deferred items and other non-current liabilities	874	28
Net cash used in operating activities	(39,186)	(20,750)

INVESTING ACTIVITIES:
Purchases of property and equipment	(2,359)	(3,284)
Proceeds from sale of property and equipment	4	12
Net cash used in investing activities	(2,355)	(3,272)

FINANCING ACTIVITIES:
Borrowings on line of credit	40,862	33,566
Repayments on line of credit	(1,797)	(4,815)
Proceeds from exercise of stock options	425	46
Excess tax benefit from share-based compensation	35	-
Net cash used in financing activities	39,525	28,797

Effect of exchange rate changes on cash	(17)	11

NET INCREASE (DECREASE) IN CASH	(2,033)	4,786

CASH AT BEGINNING OF PERIOD	10,279	7,473
CASH AT END OF PERIOD	$8,246	$12,259
Other cash flow information:
Cash paid for interest	$8	$313
Cash paid (refunded) for income taxes	230	(14)
Non-cash investing activities:
Property and equipment additions in accounts payable	604	929